Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-30976, 333-47101, 333-56615 and 333-56675 and Form S-3 No. 333-84461, of Jacuzzi Brands, Inc. (formerly known as U.S. Industries, Inc.) of our report dated November 8, 2002, except for paragraphs 1, 4 and 6 of Note 4 as to which the date is February 6, 2003; paragraph 2 of Note 4 as to which the date is May 8, 2003; paragraphs 15 and 16 of Note 2 and for Note 12 as to which the date is April 21, 2003; and for paragraph 3 of Note 1, as to which the date is June 4, 2003, with respect to the consolidated financial statements and schedule of Jacuzzi Brands, Inc. (formerly known as U.S. Industries, Inc.) included in Form 8-K, filed with the Securities and Exchange Commission.

West Palm Beach, Florida
June 19, 2003